Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX TO RAISE $14.2 MILLION IN REGISTERED DIRECT OFFERING

IRVINE, CA (August 24, 2007) — Cortex Pharmaceuticals, Inc. (AMEX: COR) announced that it has obtained commitments from several institutional investors to purchase shares of its common stock and warrants to purchase common stock in a registered direct offering for an aggregate purchase price of approximately $14.2 million. Under the terms of the transaction, Cortex expects to sell an aggregate of approximately 7.075 million shares of its common stock and warrants to purchase approximately 2.83 million shares of common stock. The warrants will have an exercise price of $2.64 per share and, subject to the terms therein, will be exercisable at any time after the six-month anniversary of the closing of the transaction and before the fifth anniversary of the closing of the transaction. The closing of the offering is expected to take place on August 29, 2007, subject to the satisfaction of customary closing conditions including final approval for listing of the shares of common stock (including shares of common stock underlying the warrants) by The American Stock Exchange.

JMP Securities LLC acted as lead placement agent and Rodman & Renshaw, LLC acted as co-placement agent in connection with the transaction.

Cortex plans to use the net proceeds from this financing to accelerate development of its AMPAKINE® technology, licensing activities, working capital, capital expenditures and other general corporate purposes.

A shelf registration statement (File No. 333-138844) relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, or from Cortex.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has an alliance with N.V. Organon for the treatment of schizophrenia and depression. In December 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. Servier retained the right to select up to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds. For additional information regarding Cortex, please visit Cortex Pharmaceuticals’ Website at www.cortexpharm.com.

Forward-Looking Statements

Note — This press release contains forward-looking statements with respect to the anticipated consummation of the offering and the anticipated use of proceeds from the offering, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Cortex, all as more fully described in the risk factors and other matters set forth in Cortex’s Annual Report on Form 10-K for the year ended December 31, 2006, and Cortex’s other filings with the Securities and Exchange Commission, including the prospectus and any accompanying prospectus supplement, relating to this offering. Cortex disclaims any intent or obligation to update any forward-looking statements.

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